EXHIBIT 99.2
CONSENT OF PERSON TO BE NAMED TRUSTEE
     As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) for Pebblebrook Hotel Trust as a person who has agreed to serve as a trustee of Pebblebrook Hotel Trust beginning immediately after the closing of the offering.

Signature:	/s/ Ron E. Jackson

Print Name:	Ron E. Jackson

Date:	December 2, 2009